UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

April 13, 2008
Date of Report (Date of earliest event reported)

CLAYTON HOLDINGS, INC.

(Exact name of registrant as specified in its charter)

Delaware	000-51846	20-2660764
(State or Other Jurisdiction of Incorporation)	(Commission File No.)	(IRS Employer Identification No.)

2 Corporate Drive

Shelton, Connecticut 06484

(Address of Principal Executive Offices, including Zip Code)

Registrant’s telephone number, including area code: (203) 926-5600

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On April 13, 2008, the Company entered into an agreement with Kevin J. Kanouff, its Executive Vice President of Strategic Alliances, that amended his current employment agreement.  The agreement was amended to (i) require Mr. Kanouff to execute a release in favor of the company in order to receive any termination benefits and (ii) make Mr. Kanouff’s agreement compliant with Section 409A of the Internal Revenue Code of 1986, as amended.

Pursuant to the amendment to Mr. Kanouff’s employment agreement, Mr. Kanouff’s termination benefits will be reduced in certain circumstances such payments would be deemed “excess parachute payments” under Section 280G of the Internal Revenue Code of 1986, as amended.  Pursuant to the amendment, the Company and Mr. Kanouff have also acknowledged that Mr. Kanouff may terminate his employment with the Company on or prior to August 1, 2008 and receive the severance payments to which he would be entitled if he resigned after a material reduction in his duties or authority.  Additionally, pursuant to the amendment, the duration of Mr. Kanouff’s post-termination non-competition and non-solicitation obligations will be reduced from a period of two years to a period of one year.

The foregoing description of the amendment does not purport to be a complete summary and is qualified in its entirety by reference to the full text of the amendment which is attached hereto as Exhibit 10.1.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number	Description

10.1	First Amendment to Amended and Restated Employment Agreement by and between the Company and Kevin J. Kanouff, dated April 13, 2008

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this Current Report on Form 8-K to be signed on its behalf by the undersigned thereunto duly authorized.

CLAYTON HOLDINGS, INC.

April 17, 2008	By:	/s/ Frederick C. Herbst
Name: Frederick C. Herbst
Title: Chief Financial Officer

EXHIBIT INDEX

Exhibit Number	Description

10.1	First Amendment to Amended and Restated Employment Agreement by and between the Company and Kevin J. Kanouff, dated April 13, 2008